MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, NY 10022	[LOGO] MFA MORTGAGE INVESTMENTS, INC.

PRESS RELEASE July 26, 2004		FOR IMMEDIATE RELEASE NEW YORK METRO
CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA
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MFA Mortgage Investments, Inc.
Announces Second Quarter 2004 Earnings Per Common Share of $0.22

     MFA Mortgage Investments, Inc. (NYSE:MFA) today reported net income of $16.9 million, or $0.22 per share, for the second quarter ended June 30, 2004. On July 1, 2004, MFA announced its second quarter 2004 dividend of $0.25 per share of common stock. The dividend will be paid on July 30, 2004 to stockholders of record as of July 12, 2004.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented on MFA’s second quarter 2004 results, “As anticipated, prepayment speeds on MFA’s mortgage-backed securities (“MBS”) increased during the second quarter of 2004, primarily due to mortgage refinancings already in the pipeline at the end of the first quarter. This higher prepayment level resulted in increased purchase premium amortization, which reduced the income earned from MFA’s MBS portfolio during the second quarter. Based on the downward trend in the Mortgage Bankers Association refinancing index, MFA expects that higher interest rates during the second quarter should lead to a decline in prepayment speeds on its MBS portfolio. In the anticipation of rising interest rates, MFA conservatively maintained a reduced level of MBS assets during the second quarter. While it is anticipated that prepayments will trend down in the third quarter, anticipated increases in interest rates are expected to increase funding costs.”

     Mr. Zimmerman continued, “We are well positioned for the second half of 2004. Approximately 99% of our assets consist of MBS guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash. In addition, over 99% of the MBS in MFA’s portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on these adjustable-rate and hybrid MBS was 4.09% as of June 30, 2004. Approximately 90% of the MBS in

MFA’s portfolio have interest rates which contractually reprice over the next 36 months. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

     “During the second quarter of 2004, the gross yield on MFA’s interest-earning assets was approximately 4.03% and the net yield on interest-earning assets was reduced to 2.77%, due primarily to premium amortization on the Company’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 2.77% and its 1.53% cost of funds, was 1.24% for the second quarter. The prepayment speed on MFA’s MBS portfolio averaged 32% Constant Prepayment Rate (“CPR”) during the second quarter of 2004. MFA’s assets are primarily indexed to one-year treasury rates and one-year LIBOR and, in the current low interest rate environment, MFA’s return on average equity for the second quarter was 10.7%.”

     MFA finances the acquisition of its MBS primarily by borrowing using repurchase agreements. At June 30, 2004, MFA’s debt-to-equity ratio was 7.3:1 while its assets-to-equity ratio was approximately 8.4:1. Over time, MFA expects to maintain asset-to-equity ratio of less than 11:1. As part of its interest rate strategy, MFA generally intends to maintain its asset-to-equity ratio near or below 9.0x in the third quarter of 2004.

     MFA invests in adjustable-rate and hybrid MBS (collectively, “ARM-MBS”). Due to the fact that the assets MFA owns have interest rates that generally reset annually after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In measuring its assets-to-borrowings repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted-average months until coupon adjustment or prepayment on its ARM-MBS portfolio assuming a CPR of 15%; and (b) the months remaining on its repurchase agreements applying the same CPR assumption. The CPR assumption is applied in order to reflect, to some extent, the prepayment characteristics of interest-earning assets and interest-bearing liabilities. The weighted-average time to repricing or expected prepayment for MFA’s ARM-MBS portfolio is approximately 16.9 months while the average term remaining on its repurchase agreements, including the impact of interest rate swaps, is 8.4 months, resulting in a Repricing Gap of 8.5 months.

     MFA seeks to generate income from investment in high-quality ARM-MBS and other assets. At June 30, 2004, MFA had total assets of approximately $5.5 billion. As of that date, approximately 99% of these assets consisted of MBS guaranteed by an agency of the U.S. Government, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.

     Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan Prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

     The Company will hold a conference call on Tuesday, July 27, 2004, at 2:00 PM EDT. The number to call is (888) 428-4474 in the U.S. and Canada. International callers must dial (612) 332-0107. The replay will be available through August 3, 2004 at 11:59 PM EDT, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 740281. The conference call will be webcast over the internet and can be accessed at http://www.mfa-reit.com on our Investor Relations page or http://www.ccbn.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

     When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in interest rates and the market value of MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA Mortgage Investments, Inc.
Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
(In Thousands, Except Share and Per Share Amounts)	(Unaudited)
Assets:
Mortgage-backed securities ("MBS")	$ 5,317,396	$ 4,372,718
Cash and cash equivalents	94,174	139,707
Accrued interest receivable	21,759	18,809
Interest rate caps	2,993	276
Equity interests in real estate investments	—	2,802
Real estate held for investment	30,345	21,486
Goodwill	7,189	7,189
Receivable under Discount Waiver, Direct Stock Purchase and
Dividend Reinvestment Plan ("DRSPP")	879	705
Prepaid and other assets	1,615	1,238

	$ 5,476,350	$ 4,564,930

Liabilities:
Repurchase agreements	$ 4,771,653	$ 4,024,376
Accrued interest payable	13,982	7,239
Mortgages payable on real estate	22,780	16,161
Interest rate swaps	122	—
Dividends payable	—	15,923
MBS purchase payable	15,543	15,010
Accrued expenses and other liabilities	1,881	1,263

	4,825,961	4,079,972

Commitments and contingencies	—	—

Stockholders’Equity:
Preferred stock, $.01 par value; Series A 8.50% Cumulative Redeemable;	20	—
5,000,000 shares authorized; 2,000,000 and 0 issued and outstanding at June 30, 2004 and December 31, 2003, respectively ($50,000 and $0 aggregate liquidation preference)
Common stock, $.01 par value; 370,000,000 shares authorized;
78,220,946 and 63,201,224 issued and outstanding at
June 30, 2004 and December 31, 2003, respectively	782	632
Additional paid-in capital	703,197	512,199
Accumulated earnings/(deficit)	3,442	(15,764)
Accumulated other comprehensive income/(loss)	(57,052)	(12,109)

	650,389	484,958

	$ 5,476,350	$ 4,564,930

MFA Mortgage Investments, Inc.
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
(In Thousands, Except Per Share Amounts)	(Unaudited)
Interest Income:
MBS income	$38,678	$30,642	$78,744	$62,707
Interest income on temporary cash investments	171	148	338	271

Total Interest Income	38,849	30,790	79,082	62,978

Interest Expense on repurchase agreements	18,952	14,700	35,093	29,667

Net Interest Income	19,897	16,090	43,989	33,311

Other Income:
Income from equity interests in real estate	—	579	—	479
Revenue from operations of real estate	1,035	794	2,037	1,221
Gain on sale of securities	—	334	—	334
Miscellaneous other income	12	—	174	—

Total Other Income	1,047	1,707	2,211	2,034

Operating and Other Expense:
Compensation and benefits	1,352	929	2,819	1,880
Real estate operating expense	708	485	1,417	832
Mortgage interest on real estate	421	297	847	500
Other general and administrative expense	763	679	1,512	1,382

Total Operating and Other Expense	3,244	2,390	6,595	4,594

Net Income	$17,700	$15,407	$39,605	$30,751

Less: Preferred stock dividends	756	—	756	—

Net Income Available to Common Stockholders	$16,944	$15,407	$38,849	$30,751

Income Per Share Available to Common Stockholders:
Net income per share - basic	$0.22	$0.30	$0.54	$0.63
Weighted average shares outstanding - basic	76,214	51,217	72,562	48,780
Net income per share - diluted	$0.22	$0.30	$0.53	$0.63
Weighted average shares of common stock and common
stock equivalents outstanding - diluted	76,260	51,283	72,625	48,836